Exhibit 2.2

AMENDMENT NO. 1 TO THE

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

This AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, dated as of April 23, 2003 (this “Amendment”), is made by and among Tumbleweed Communications Corp., a Delaware corporation (“Parent”), Velocity Acquisition Sub, Inc., a Delaware corporation (the “Sub”), and Valicert, Inc., a Delaware corporation (the “Company”). Capitalized terms used m this Amendment and not otherwise defined herein shall have the respective meanings set forth in the Original Agreement (as defined hereinafter).

WHEREAS, Parent, Sub and the Company entered into an Agreement and Plan of Reorganization and Merger, dated as of February 18,2003 (the “Original Agreement” and as modified hereby, this “Agreement”); and

WHEREAS, Parent, Sub and the Company desire to make certain amendments to the Original Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements, and other good and valuable consideration, set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS

Section 1.1    Amendment of the Recitals. The recitals of the Original Agreement are hereby amended to delete the fifth paragraph of such recitals and replace such paragraph with the following new paragraph:

WHEREAS, for United States federal income tax purposes, it is intended that the Transaction (as defined in Section 1.1 hereof) shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the ‘Code”), and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368 of the Code

Section 1.2    Amendment of Section 1.1. Section 1.1 of the Original Agreement is hereby amended to add immediately after the first paragraph of such Section the following new sentence:

As soon as practicable after the Effective Time (as defined hi Section 1.2 hereof) but in any event within twelve (12) months following the Effective Time, Parent and Company shall consummate a merger (the “Upstream Merger.” and together with the Merger, the “Transaction”) pursuant to which the Company shall be merged with and into Parent and the separate corporate existence of the Company shall thereupon cease.

Section 1.3    Amendment of Section 3.26. Section 3.26 of the Original Agreement is hereby amended to delete the only sentence in such section and replace such sentence with the following new sentence:

None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of their respective directors, officers or stockholders, has taken any action which would prevent the Transaction from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

Section 1.4    Amendment of Section 4.12. Section 4.12 of the Original Agreement is hereby amended to delete the only sentence in such section and replace such sentence with the following new sentence:

None of Parent, any of its Subsidiaries or, to the knowledge of Parent, any of their respective directors, officers or stockholders, has taken any action which would prevent the Transaction from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

Section 1.5    Amendment of Section 5.1. Section 5.1 of the Original Agreement is hereby amended to delete clause (ii) of paragraph (j) of such section and replace such clause with the following new clause:

(ii) take or allow to be taken any action which would jeopardize qualification of the Transaction as a reorganization within the meaning of Section 368(a) of the Code;

Section 1.6    Amendment of Section 52. Section 5.2 of the Original Agreement is hereby amended to delete clause (ii) of paragraph (d) of such section and replace such clause with the following new clause:

(ii) take or allow to be taken any action which would jeopardize qualification of the Transaction as a reorganization within the meaning of Section 368(a) of the Code:

Section 1.7    Amendment of Section 5.4. Section 5.4 of the Original Agreement is hereby amended to delete the last sentence of such section and replace such sentence with the following new sentence:

Each of the Company, Parent and Sub will, and will cause its respective Subsidiaries to, take all reasonable actions necessary to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity (collectively, the “Requisite Regulatory Approvals”) or otherwise any public or private third party required to be obtained or made by Parent, Sub, the Company or any of their Subsidiaries in connection with the Merger, the Transaction or the taking of any action contemplated thereby or by this Agreement or the Ancillary Agreements.

Section 1.8    Amendment of Section 5.15. Section 5.15 of the Original Agreement is hereby amended to delete that last two sentences of paragraph (a) of such section and replace such sentences with the following two new sentences:

From and after the date of this Agreement and until the Effective Tune, each party hereto shall use its commercially reasonable efforts to cause the Transaction to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail or to be taken which action or failure to act could prevent the Transaction from qualifying as a reorganization under the provisions of section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation, Parent nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Transaction to fail to qualify as a reorganization under section 368(a) of the Code.

Section 1.9    Amendment of Section 6.2. Section 6.2 of the Original Agreement is hereby amended to delete that first sentence of paragraph (f) of such section and replace such sentence with the following new sentence:

Parent shall have received the opinion of Skadden Arps, counsel to Parent based upon representations of Parent, Merger Sub and the Company and normal ‘ assumptions, to the effect that the Transaction will be treated for federal income tax purposes as a reorganization qualifying under the provisions of section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect.

Section 1.10    Amendment of Section 6.3. Section 6.3 of the Original Agreement is hereby amended to delete that first sentence of paragraph (d) of such section and replace such sentence with the following new sentence:

the Company shall have received the opinion of Gray Cary, counsel to the Company, based upon representations of Parent, Sub and the Company, and normal assumptions, to the effect that the Transaction will be treated for federal income tax purposes as a reorganization qualifying under the provisions of section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect.

ARTICLE 2

GENERAL PROVISIONS

Section 2.1    Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and. shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 2.2    Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

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IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

TUMBLEWEED COMMUNICATIONS CORP.

By:	/s/ Bernard Cassidy
	Name: Title:	Bernard Cassidy General Counsel and Secretary

VELOCITY ACQUISITION SUB, INC.

By:	/s/ Bernard Cassidy
	Name: Title:	Bernard Cassidy Secretary

VALICERT, INC.

By:	/s/ John Vigouroux
	Name: Title:	John Vigouroux President and Chief Executive Officer

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